Exhibit 5.1

August 28, 2024

La-Z-Boy Incorporated
One La-Z-Boy Drive
Monroe, Michigan 48162-5138

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to La-Z-Boy Incorporated, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 3,090,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), to be issued pursuant to awards under the La-Z-Boy Incorporated 2024 Omnibus Incentive Plan (the “Plan”).

In so acting, we have reviewed the articles of incorporation and the bylaws of the Company, the Plan, and we have considered such matters of law and of fact, and relied upon, without independent investigation such other documents, records, certificates and other information furnished to us, as we have deemed appropriate as a basis for our opinions set forth below. In conducting such review, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy of all statements in certificates of public officials and officers of the Company that we reviewed.

The law covered by the opinions expressed in this opinion letter is limited to the laws of the State of Michigan as currently in effect. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us as of such date, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Based upon, subject to and limited by the foregoing, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) when the Registration Statement has become effective under the Securities Act and (ii) when the Shares are issued and delivered in accordance with the terms of the Registration Statement and the Plan, upon receipt by the Company of consideration for the Shares specified in the applicable resolutions of the Company’s Board of Directors or a duly authorized committee thereof and the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ HONIGMAN LLP

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506